Exhibit (d)(9)

Execution Version

THIS WARRANT HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE (THE “STATE LAWS”). THIS WARRANT MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR THE AVAILABILITY OF AN APPLICABLE EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SUCH ACT AND STATE LAWS EVIDENCED BY AN OPINION OF LEGAL COUNSEL, WHICH OPINION AND LEGAL COUNSEL ARE SATISFACTORY TO THE ISSUER.

AMENDED AND RESTATED WARRANT TO PURCHASE UNITS OF

AMERICAN MIDSTREAM PARTNERS, LP

This Warrant certifies that, for value received, Magnolia Infrastructure Holdings, LLC, or its registered assigns (collectively, the “Holder”), is entitled to purchase from American Midstream Partners, LP, a Delaware limited partnership (together with its successors by conversion or otherwise, the “Issuer”), up to 1,369,230 common units representing limited partner interests in the Issuer (including any units, stock or other securities into or for which the common units may be changed or exchanged, respectively, pursuant to Section 3, the “Units”), subject to adjustment as set forth herein, for an exercise price of $7.25 per Unit (the “Exercise Price”). This Warrant shall be exercisable after the date hereof and on or before April 25, 2023 (the “Exercise Period”). This Warrant amends and restates that certain Warrant to Purchase Common Units of the Issuer dated April 25, 2016 for a like number of Units held by the Holder.

As used herein, the term “Warrant Exercised Units” refers to the Units issuable upon exercise of this Warrant. Terms used but not defined in this Warrant are defined in the Fifth Amended and Restated Agreement of Limited Partnership of the Issuer dated April 25, 2016 (as amended or restated from time to time, the “Fifth A/R Partnership Agreement”).

This Warrant, together with all warrants issued upon transfer, exchange or in replacement hereof pursuant to Section 4 (collectively, the “Warrants”), is subject to the following additional terms, provisions and conditions:

Section 1.    Manner of Exercise; Issuance of Certificates; Payment for Warrant Exercised Units. Subject to the provisions hereof, this Warrant may be exercised by the Holder, in whole or in part, during the Exercise Period by the surrender of this Warrant, together with a completed Exercise Agreement in the form attached hereto, to the Issuer during normal business hours on any Business Day at the Issuer’s office in Houston, Texas (or such other office or agency of the Issuer as it may designate by notice to the Holder).

On a net unit settlement basis, the Warrant Exercised Units shall be deemed to be issued to the Holder or its designees as the record owner of such Units as of the close of business on the date or dates on which this Warrant shall have been surrendered and the completed Exercise Agreement delivered (the “Exercise Date”).

The Warrant Exercised Units deemed to be issued on the Exercise Date (which in no event will be less than zero) (the “Net Unit Amount”) shall equal a number of Warrant Exercised Units having an aggregate Specified Value on the date of such exercise equal to the difference between (x) the Specified Value of the number of Warrant Exercised Units in respect of which such Warrant is then exercised and (y) the aggregate Exercise Price for such units in effect at such time, provided that any fractional units will be rounded up or down to the nearest whole Unit.

“Specified Value” means:

(i)    if the Units are listed on a domestic securities exchange or quoted on an inter-dealer quotation system, the arithmetic average of the daily VWAP for the ten (10) consecutive trading days ending on the Exercise Date. “VWAP” means the dollar volume-weighted average price for the Units on the New York Stock Exchange during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of the Units in the over-the-counter market on the electronic bulletin board for the Units during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P., or, if no dollar volume weighted average price is reported for the Units by Bloomberg L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Units as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.); and

(ii)    if the Units are not listed on any domestic securities exchange or quoted on an inter-dealer quotation system, the fair market value (without impairment or discount for any minority position, liquidity or other similar issue) per unit as determined jointly by the Board (or if there is no Board, the managing member or other controlling equity holder of the Issuer) and the Holder.

Section 2.    Certain Actions Prohibited. The Issuer will not, by amendment of the Fifth A/R Partnership Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise privilege of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

Section 3.    Anti-Dilution Provisions and Other Adjustments. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment, from time to time, as follows:

(a)    Consolidation or Merger. If, at any time while this Warrant remains outstanding and unexpired, the Issuer shall (i) consolidate or merge with any other entity (regardless of whether the Issuer is the continuing or surviving entity, except that in connection with a consolidation or merger where the Issuer is not the continuing or surviving entity, the Units shall be changed into or exchanged for units, stock or other securities of the surviving entity or cash or any other property), (ii) transfer all or substantially all of its properties or assets to any other person or entity or (iii) effect a capital reorganization or reclassification of the Units (including, for the avoidance of doubt, pursuant to a conversion of the Issuer into another entity type), the Issuer, or such successor entity as the case may be, shall, without payment of any additional consideration therefor, execute a new warrant providing that the Holder shall have the right to exercise such new warrant (upon terms no less favorable to the Holder than those applicable to this Warrant and subject to the same Exercise Period that is applicable to this Warrant) and to receive upon such exercise, in lieu of each Unit theretofore issuable upon exercise of this Warrant, the kind and amount of units, shares of stock or other securities, money or property receivable upon such capital reorganization, reclassification, change, consolidation, merger or sale or conveyance by the holder of one Unit issuable upon exercise of this Warrant had it been exercised immediately prior to such capital reorganization, reclassification, change, consolidation, merger or sale or conveyance. The provisions of this Section 3(a) shall similarly apply to successive capital reorganizations, reclassifications, changes, consolidations, mergers, sales and conveyances. Notwithstanding anything to the contrary contained herein, the foregoing provisions of this Section 3(a) shall not apply to (x) the transactions, including the merger, contemplated by that certain Agreement and Plan of Merger dated March 17, 2019, by and among the Issuer, Anchor Midstream Acquisition, LLC, a Delaware limited liability company, High Point Infrastructure Partners, LLC, a Delaware limited liability company, American Midstream GP, LLC, a Delaware limited liability company, and Anchor Midstream Merger Sub, LLC, a Delaware limited liability company (the “Merger”) or (y) the conversion of the Issuer into a limited liability company substantially concurrently with the Merger, and after such transactions this Warrant shall remain outstanding and shall be exercisable for 1,369,230 common units of Anchor Midstream, LLC, a Delaware limited liability company and the successor-in-interest to the Issuer following such conversion (the “Excluded Transactions”).

(b)    Dividends and Distributions in Units. If the Issuer shall pay or make a dividend or other distribution on its Units in additional Units, the Exercise Price in effect at the opening of business on the day following the date fixed for the determination of unitholders entitled to receive such dividend or other distribution (the “Determination Date”) shall be reduced by multiplying such Exercise Price by a fraction, (i) the numerator of which shall be the number of Units outstanding as of the close of business on the Determination Date and (ii) the denominator of which shall be the sum of (x) the number of Units outstanding at the close of business on the Determination Date and (y) the total number of Units constituting such dividend or other distribution. Such reduction shall become effective immediately after the opening of business on the day following the Determination Date. For the purposes of this Section 3(b), the number of Units at any time outstanding shall not include Units held in the treasury of the Issuer, if applicable. The Issuer will not pay any dividend or make any distribution on Units held in the treasury of the Issuer.

(c)    Unit Splits or Combinations. In case the outstanding Units shall be subdivided into a greater number of Units, the Exercise Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding Units shall each be combined into a smaller number of Units, the Exercise Price in effect at the opening of business on the day following the date upon which such combination becomes effective shall be increased, in each case, to equal the product of the Exercise Price in effect on such date and a fraction, (i) the numerator of which shall be the number of Units outstanding immediately prior to such subdivision or combination, as applicable, and (ii) the denominator of which shall be the number of Units outstanding immediately after such subdivision or combination, as applicable. Such reduction or increase, as applicable, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective (the “Alteration Date”).

(d)    Reclassifications. The reclassification or change of Units (other than any reclassification upon a consolidation, merger or other transaction to which Section 3(a) would apply or any Excluded Transaction) into securities, including securities other than Units, shall be deemed to involve (i) a distribution of such securities other than Units to all holders of Units (and the effective date of such reclassification shall be deemed to be the Determination Date within the meaning of Section 3(b)), and (ii) a subdivision or combination, as applicable, of the number of Units outstanding immediately prior to such reclassification into the number of Units outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be the Alteration Date within the meaning of Section 3(c)).

(e)    Adjustment of Number of Units. Upon each adjustment in the Exercise Price pursuant to Section 3.1(a)-(d), the number of Units purchasable hereunder at the Exercise Price shall be adjusted, to the nearest whole Unit, to the product obtained by multiplying such number of Units purchasable immediately prior to such adjustment in the Exercise Price by a fraction, (i) the numerator of which shall be the Exercise Price immediately prior to such adjustment and (ii) the denominator of which shall be the Exercise Price immediately thereafter.

(f)    PIK Units. Each issuance of the Series C PIK Preferred Units will result in an increase in the number of Warrant Exercised Units (to the nearest whole Unit) to the number that is equal to the product obtained by performing the following calculation:

(i)    The total number of Warrant Exercised Units immediately before the most recent issuance of Series C PIK Preferred Units multiplied by (ii) (A) the total number of outstanding Series C Preferred Units immediately after the most recent issuance of Series C PIK Preferred Units divided by (B) the total number of outstanding Series C Preferred Units immediately before the most recent issuance of Series C PIK Preferred Units.

(g)    Other Provisions Applicable to Adjustments Under This Section. The following provisions will be applicable to the making of adjustments in the Exercise Price provided in this Section 3:

(i)    No adjustment in the Exercise Price need be made under Section 3(b) if the Issuer issues or distributes (or holds in a segregated manner pending exercise of this Warrant into Units and upon such exercise distributes) to the Holder the Units, evidences of indebtedness, assets, rights, options or warrants referred to in those paragraphs that such Holder would have been entitled to receive had this Warrant been exercised for Units prior to the happening of such event or the record date with respect thereto.

(ii)    All calculations under this Section 3 shall be made to the nearest 1/100th of a cent or to the nearest whole Unit, as applicable. No adjustment in the Exercise Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 3(h)(ii)) would require an increase or decrease of at least 1% in such Exercise Price.

(h)    Notice to the Holder. The Issuer will deliver to the Holder written notice, at the same time and in the same manner that it is required to give such notice under the then-existing governing documents of the Issuer of any event or transaction potentially giving rise to an adjustment or modification of the terms and provisions of the Warrant Exercised Units. The Issuer will take all steps reasonably necessary in order to insure that the Holder is able to exercise this Warrant prior to the time of such event or transaction so as to participate in or vote with respect to such event or transaction.

Section 4.    Transfer, Exchange and Replacement of Warrant; Representations and Covenants.

(a)    Warrant Transferable. The Holder of this Warrant may transfer and assign it to any Affiliate, provided that such party is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as presently in effect. The Holder of this Warrant may not transfer and assign it to any other person without the prior written consent of the Issuer, which consent shall not be unreasonably withheld. The permitted or approved transfer of this Warrant and all rights hereunder, in whole or in part, is registrable at the office or agency of the Issuer referred to in Section 5 by the Holder in person or by his duly authorized attorney, upon surrender of this Warrant properly endorsed. Upon any permitted or approved transfer of this Warrant to any person, other than a person who is at that time a holder of other Warrants, the Issuer shall have the right to require the Holder and the transferee to make customary representations to the extent reasonably necessary to assure that the transfer will comply with the Securities Act and any applicable state securities laws. The Holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the Holder, when this Warrant shall have been so endorsed, may be treated by the Issuer and all other persons dealing with this Warrant as the absolute owner and holder for any purpose and as the person entitled to exercise the rights represented by this Warrant and to the registration of transfer hereof on the books of the Issuer; but until due presentment for registration of transfer on such books the Issuer may treat the registered Holder as the owner and holder of this Warrant for all purposes, and the Issuer shall not be affected by any notice to the contrary.

(b)    Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender of this Warrant by the Holder at the office or agency of the Issuer referred to in Section 5, for new warrants of like tenor representing in the aggregate the right to purchase the number of Units that may be purchased hereunder, each of such new warrants to be imprinted with the same legend appearing on the face of this Warrant and to represent the right to purchase such number of Units as shall be designated by the Holder at the time of such surrender.

(c)    Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Issuer, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Issuer, at its expense, will execute and deliver, in lieu thereof, a new warrant of like tenor.

(d)    Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any transfer, exchange, or replacement as provided in Section 4(c), this Warrant shall be promptly cancelled by the Issuer. The Issuer shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 4.

(e)    Register. The Issuer shall maintain, at its office in Houston, Texas (or such other office or agency of the Issuer as it may designate by notice to the Holder), a register for this Warrant, in which the Issuer shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

(f)    Representations and Covenants of the Issuer. The Issuer represents and covenants that all Warrant Exercised Units will, when issued, be validly issued, fully paid and nonassessable (except to the extent such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). Upon the exercise of this Warrant, the issuance of the Warrant Exercised Units will not be subject to any preemptive or similar rights, other than pursuant to Section 5.8 of the Fifth A/R Partnership Agreement, if applicable.

(g)    Representations and Covenants of the Holder. The Holder is acquiring this Warrant and will acquire the Warrant Exercised Units for its own account, with no present intention of distributing or reselling this Warrant or the Warrant Exercised Units or any part thereof in violation of applicable securities laws. The Holder acknowledges that this Warrant has not been, and when issued the Warrant Exercised Units will not be, registered under the Securities Act or the securities laws of any state in the United States or any other jurisdiction and may not be offered or sold by such Holder unless subsequently registered under the Securities Act (if applicable to the transaction) and any other securities laws or unless exemptions from the registration or other requirements of the Securities Act and any other securities laws are available for the transaction. The Holder represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

Section 5.    Notices. All notices, requests, and other communications required or permitted to be given or delivered hereunder to the Holder of this Warrant shall be in writing, and shall be personally delivered, or shall be sent by certified or registered mail, postage prepaid, or by delivery service with proof of delivery, and addressed to the Holder at the address shown for the Holder on the books of the Issuer, or at such other address as shall have been furnished to the Issuer by notice from the Holder. All notices, requests, and other communications required or permitted to be given or delivered hereunder to the Issuer shall be in writing, and shall be personally delivered, or shall be sent by certified or registered mail, postage prepaid, or by delivery service with proof of delivery, and addressed to the office of the Issuer at 2103 CityWest Blvd., Building #4, Suite 800, Houston, Texas 77042, Attention: General Counsel, or at such other address as shall have been furnished to the Holder of this Warrant by notice from the Issuer. Any such notice, request, or other communication may be sent by facsimile but shall in such case be subsequently confirmed by a writing personally delivered or sent by certified or registered mail as provided above. All notices, requests, and other communications shall be deemed to have been given either at the time of the delivery thereof to (or the receipt by, in the case of a facsimile) the person entitled to receive such notice at the address of such person for purposes of this Section 5 or, if mailed, at the completion of the third full day following the time of such mailing thereof to such address, as the case may be.

Section 6.    GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CHOICE OF LAW PRINCIPLES OF SUCH STATE.

Section 7.    Remedies. The Issuer stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Issuer in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific enforcement of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

Section 8.    Miscellaneous.

(a)    Amendments. This Warrant and any provision hereof may not be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party (or any predecessor in interest thereof) against which enforcement of the same is sought.

(b)    Descriptive Headings. The descriptive headings of the several sections of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this Warrant to be signed by its duly authorized officer on this 22nd day of July, 2019.

AMERICAN MIDSTREAM PARTNERS, LP

By:	American Midstream GP, LLC,
its general partner

By:	/s/ Louis J. Dorey
Name:	Louis J. Dorey
Title:	Interim President and Chief Executive Officer

Agreed to and accepted this 22nd day of July, 2019:

MAGNOLIA INFRASTRUCTURE HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

[Signature Page to Amended and Restated Warrant]

FORM OF EXERCISE AGREEMENT

Dated:

To:	[The Issuer]

2103 CityWest Blvd.

Building #4, Suite 800

Houston, TX 77042

Attention:    General Counsel

The undersigned, Holder of the foregoing Warrant, hereby elects to exercise purchase rights represented thereby for, and to purchase thereunder, Units covered by such Warrant pursuant to Section 1 of such Warrant and requests that book-entries evidencing such Units or certificates for such Units be issued in the name of, and delivered to                             .

The undersigned, Holder of the foregoing Warrant, is acquiring such Units for its own account, with no present intention of distributing or reselling such units or any part thereof in violation of applicable securities laws. The Holder acknowledges that such units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state in the United States or any other jurisdiction and may not be offered or sold by such Holder unless subsequently registered under the Securities Act (if applicable to the transaction) and any other securities laws or unless exemptions from the registration or other requirements of the Securities Act and any other securities laws are available for the transaction. The Holder represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Signature:
Title of Signing Officer or Agent
(if any):

Note: The above signature should correspond exactly with the name on the face of the within Warrant or with the name of the assignee appearing in the assignment form.

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights represented by and under the within Warrant, with respect to the number of Units covered thereby set forth below, to:

Name of Assignee	Address	No. of Units

The undersigned hereby irrevocably constitutes and appoints as agent and attorney-in-fact to transfer said Warrant on the books of the Issuer, with full power of substitution in the premises.

Dated:

In the presence of

Name:

Signature:
Title of Signing Officer or Agent
(if any):
Address:

Note: The above signature should correspond exactly with the name on the face of the within Warrant.